Exhibit 8.2

HUNTON ANDREWS KURTH LLP FILE NO: 100611.4

September 2, 2021

Benefit Street Partners Realty Trust, Inc.
1345 Avenue of the Americas, Suite 32-A
New York, NY 10105

Capstead Mortgage Corporation
Qualification as a
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with the registration statement on Form S-4 initially filed with the Securities and Exchange Commission on August 20, 2021 (as amended and supplemented through the date hereof, the “Registration Statement”), relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 25, 2021 (the “Merger Agreement”), by and among Benefit Street Partners Realty Trust, Inc., a Maryland corporation (“Parent”), Rodeo Sub I, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent, the Company, and Benefit Street Partners L.L.C. (the “Parent Manager”).  Capitalized terms used herein that are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.  You have requested our opinion regarding the qualification of the Company, as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Company’s Articles of Amendment and Restatement filed on April 25, 1989, with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented;

2.	the Company’s Bylaws; and

3.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON
LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TOKYO   TYSONS   WASHINGTON, DC
www.HuntonAK.com

Benefit Street Partners Realty Trust, Inc.
September 2, 2021

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

3.	no action will be taken by the Company or Parent after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations and covenants contained in the Officer’s Certificate, without regard to any qualifications as to knowledge or belief.  No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, and the representations set forth in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), we are of the opinion that commencing with its taxable year ended December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through December 31, 2020, the requirements for qualification and taxation as a REIT under the Code.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification.

The foregoing opinion is based on current provisions of the Code, the Treasury Regulations thereunder (“Regulations”), published administrative interpretations thereof, and published court decisions.  The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Benefit Street Partners Realty Trust, Inc.
September 2, 2021

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter is solely for the information and use of the addressee, and it speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to Hunton Andrews Kurth LLP under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP
HUNTON ANDREWS KURTH LLP

09346/24196/16976/24037